Exhibit 99.1

Polaris Reports Record Third Quarter 2014 Results; EPS from Continuing Operations Increased 26% to $2.06 on 18% Sales Growth

Company increases full year 2014 EPS guidance

Third Quarter Highlights:

  Net income from continuing operations increased 20% to $140.8 million and earnings per diluted share from continuing operations increased 26% to $2.06 compared to the third quarter last year with sales increasing 18% to $1,302.3 million, setting records for third quarter sales and earnings.
  North American retail sales grew 12% year-over-year in the 2014 third quarter.
  The Company is raising guidance for full year 2014 earnings to a range of $6.55 to $6.65 per diluted share from continuing operations, up 21% to 23% over 2013 earnings from continuing operations based on expected full year 2014 sales growth of 17% to 18%.

MINNEAPOLIS--(BUSINESS WIRE)--October 22, 2014--Polaris Industries Inc. (NYSE:PII) today reported record third quarter net income from continuing operations of $140.8 million for the quarter ended September 30, 2014, an increase of 20 percent from the prior year’s third quarter net income from continuing operations of $116.9 million. Earnings per share from continuing operations was also a record at $2.06 per diluted share for the 2014 third quarter, up 26 percent from the prior year’s third quarter of $1.64 per diluted share from continuing operations. Sales for the third quarter 2014 totaled a record $1,302.3 million, an increase of 18 percent over last year’s third quarter sales of $1,102.6 million.

“Our strong third quarter results reflect the continued execution of our long-term strategy and broad strength across our industry-leading portfolio,” commented Scott Wine, Polaris’ Chairman and Chief Executive Officer. “Amid heightened competition we garnered strong retail sales in all categories, even as we introduced more than 20 new off-road vehicles and motorcycles and over 300 new complementary accessories for our consumers.”

Wine continued, “Along with industry-leading innovation, we remain focused on improving our operations as part of our evolution into a highly profitable, customer-centric global Lean enterprise. We recently made significant progress toward this goal with the hiring of Ken Pucel to fill the newly formed position of Executive Vice President of Operations, Engineering and Lean. This move was preceded by the grand opening of our manufacturing facility in Poland, which will provide a timely capacity increase, enable us to deliver superior customer service, and ultimately serve as a growth catalyst in the EMEA region. These initiatives are important pieces of the infrastructure we are creating to support our continued growth toward becoming an $8.0 billion company.”

2014 Business Outlook

For the full year 2014, the Company is increasing its guidance and now expects earnings from continuing operations to be in the range of $6.55 to $6.65 per diluted share, an increase of 21 percent to 23 percent over full year 2013 earnings from continuing operations of $5.40 per diluted share. Full year 2014 sales are expected to grow in the range of 17 percent to 18 percent when compared to 2013.

Third Quarter Performance Summary (in thousands except per share data)
	Three Months ended September 30,			Nine Months ended September 30,
Product line sales	2014	2013	Change	2014	2013	Change
Off-Road Vehicles	$823,214	$702,013	17%	$2,127,520	$1,862,508	14%
Snowmobiles	162,652	143,550	13%	184,379	166,725	11%
Motorcycles	63,263	49,372	28%	245,258	151,041	62%
Small Vehicles	34,158	31,716	8%	116,166	76,489	52%
Parts, Garments & Accessories	219,056	175,998	24%	531,325	436,595	22%
Total Sales	$1,302,343	$1,102,649	+18%	$3,204,648	$2,693,358	+19%

Gross profit	$388,274	$334,785	+16%	$951,605	803,771	+18%
Gross profit as a % of sales	29.8%	30.4%	-55 bps	29.7%	29.8%	-15 bps

Operating expenses	$182,749	$165,163	+11%	$489,228	$428,202	+14%
Operating expenses as a % of sales	14.0%	15.0%	-95 bps	15.3%	15.9%	-63 bps

Operating income	$222,573	$181,293	±23%	$504,690	$408,816	+23%
Operating income as a % of sales	17.1%	16.4%	+65 bps	15.7%	15.2%	+57 bps

Net income from continuing operations	$140,826	$116,921	+20%	$318,632	$272,389	+17%
Net income from continuing operations as a % of sales	10.8%	10.6%	+21 bps	9.9%	10.1%	-17 bps

Diluted net income per share from continuing operations	$2.06	$1.64	+26%	$4.68	$3.84	+22%

Off-Road Vehicle (“ORV”) sales in the third quarter of 2014 increased 17 percent from the third quarter 2013 to $823.2 million. This increase is the result of strong demand for both ATV and side-by-side vehicles along with continued market share gains. Polaris’ North American ORV unit retail sales increased high-single digits percent notwithstanding the strong low-teens percent increase realized in the third quarter of last year. Consumer purchases of Polaris side-by-side vehicles climbed double digits percent during the 2014 third quarter while ATV retail sales were down slightly during the quarter. The Sportsman ACE™ product category continued to receive heightened consumer interest during the quarter. The Company estimates that North American industry ORV retail sales increased mid-single-digits percent from the third quarter of 2013 with side-by-sides up about ten percent and ATVs down low-single digits percent. As expected, North American Polaris ORV dealer inventories were up mid-teens percent from the third quarter of 2013 as the Company began shipping most of the 18 new model year 2015 products recently introduced. Sales of Polaris ORVs outside of North America increased 18 percent in the third quarter of 2014 as compared to the year-ago period driven by continued market share gains in both side-by-side vehicles and ATVs.

Snowmobile sales increased 13 percent to $162.7 million for third quarter of 2014 as compared to $143.6 million in the third quarter of 2013. The increase is due to a higher number of snowmobiles shipped in the 2014 third quarter in preparation for the upcoming selling season as dealer snowmobile inventories are low coming off good snowfall and colder weather in most of the North American snowbelt this past snowmobile riding season. While less than ten percent of the snowmobile retail selling season has occurred, year-to-date industry retail sales in North America for the season ending March 2015 are up over 30 percent. This early season performance is largely driven by Polaris' retail performance of up well over 50 percent for the year-to-date season, due to high early season sales of our model year 2015 snowmobiles with the new Axys™ chassis. Sales of snowmobiles outside of North America decreased 29 percent in the third quarter of 2014 compared to a year ago due to poor snowfall in the previous riding season.

Sales for the Motorcycles division increased 28 percent to $63.3 million in the 2014 third quarter compared to the same period last year due to continued strong demand for the new Indian motorcycles. Consumer retail demand for Polaris motorcycles, driven by Indian Motorcycle retail sales, were up nearly 30 percent during the 2014 third quarter, while third quarter North American industry heavyweight cruiser and touring motorcycle retail sales were up low-single digits percent versus the 2013 third quarter. During the quarter, the Company added two new models to the 2015 Indian Motorcycle line-up with the addition of the Roadmaster®, a luxury touring motorcycle, and the return of the Scout®, one of motorcycling’s most famous and coveted mid-sized motorcycles. In addition, two-tone paint schemes were added for the three Indian Chief models introduced last year. Victory motorcycles retail sales in the 2014 third quarter were down mid-teens percent impacted by timing delays of shipments of the 2015 Victory Magnum, a new custom bagger, and the prior year’s tough comparison as Victory retail sales were up over 30 percent in the 2013 third quarter. Sales of Polaris motorcycles outside of North America were up over 80 percent in the third quarter of 2014 as compared to the year-ago period driven by strong demand for Indian motorcycles.

Sales of the Small Vehicles division in the third quarter of 2014 increased eight percent to $34.2 million compared to the third quarter of 2013. Both GEM and Aixam Mega experienced increased sales during the 2014 third quarter compared to the same period last year. Goupil sales decreased during the 2014 third quarter due to the soft European economy, particularly in France, and its impact on business and government sales.

Parts, Garments, and Accessories (“PG&A”) sales increased 24 percent to $219.1 million during the third quarter of 2014 as compared to the same period last year. ORV, motorcycles and snowmobile related PG&A experienced sales growth during the quarter. Sales of PG&A to customers outside of North America increased eight percent during the 2014 third quarter compared to the same period last year. Innovation remains a driving factor in delivering continued growth with over 300 new model year 2015 accessories added to the PG&A product line-up. Additionally, the accessory dollars sold per unit has increased compared to this time last year driven by customer focused solutions like the PRO-FIT storage systems for snowmobiles and additional Lock and Ride® accessories for ORVs and motorcycles.

International sales totaled $151.6 million for the 2014 third quarter, a nine percent increase over the same period in 2013. The increase in third quarter sales resulted from strong sales growth in ORV and Motorcycles, offset somewhat by lower snowmobile shipments due to the poor snowfall last winter in the Scandinavian and Russian regions. Asia Pacific sales for the third quarter of 2014 were up 37 percent and Latin America sales increased 48 percent while Europe, Middle East and Africa (“EMEA”) sales were about flat in spite of the weak Euro and lower snowmobiles sales. Both ORV and motorcycles gained retail market share outside of North America during the 2014 third quarter.

Gross profit increased 16 percent to $388.3 million compared to $334.8 million in the third quarter of 2013. As a percentage of sales, gross profit margin decreased 55 basis points to 29.8 percent of sales for the third quarter of 2014, compared to 30.4 percent of sales for the same period last year. The gross margin percentage declined during the quarter, as expected, due principally to pressures from negative currency movements, offset somewhat by the benefit of lower product costs and higher pricing.

Operating expenses for the third quarter of 2014 declined 95 basis points, as a percentage of sales, to 14.0 percent compared to 15.0 percent of sales in the 2013 third quarter. Operating expenses in dollars increased 11 percent to $182.7 million in the 2014 third quarter compared to $165.2 million for the third quarter of 2013. Operating expenses as a percent of sales for the 2014 third quarter declined due to lower long-term incentive compensation expenses partially offset by higher marketing and advertising expenses related to the launch of various new model year 2015 products and the continued roll-out of Indian Motorcycle.

Income from financial services increased 46 percent to $17.0 million during the third quarter of 2014 compared to $11.7 million in the third quarter of 2013, due to higher income from Polaris Acceptance’s dealer inventory financing as well as increased profitability of the retail credit portfolio.

Equity in loss of other affiliates was $1.0 million for the third quarter of 2014 compared to $0.6 million in the third quarter last year, which represents the Company’s portion of the start-up costs related to the Polaris/Eicher joint venture in India established in 2012.

Non-operating other expense (income), which primarily relates to foreign currency exchange rate movements and the corresponding effects on foreign currency transactions related to the Company’s foreign subsidiaries, was $0.3 million of expense in the third quarter of 2014 compared to $2.6 million of income in the third quarter of 2013.

The provision for income taxes for the third quarter of 2014 was $77.6 million or 35.5 percent of pretax income compared to $64.8 million or 35.7 percent of pretax income for the third quarter 2013. The income tax provision for the third quarter of 2014 was negatively impacted from the United States Congress not yet extending the research and development income tax credit for 2014, offset by net tax benefits related to finalizing the United States federal tax return for calendar year 2013.

The weighted average diluted shares outstanding for the third quarter of 2014 decreased four percent to 68.3 million shares compared to 71.2 million shares in the third quarter of last year. The decrease in the weighted average diluted shares outstanding is primarily due to the Company’s purchase of 3.96 million shares of Polaris stock previously held by FHI Heavy Industries Ltd. (“Fuji”) in November 2013.

Loss from Discontinued Operations in the Third Quarter of 2013

In the third quarter of 2013 Polaris recorded a non-recurring loss from discontinued operations of $3.8 million, net of tax, or $0.05 per diluted share resulting from a jury verdict in connection with a personal watercraft accident. Reported net income for the third quarter of 2013, including both continuing and discontinued operations, was $113.1 million, or $1.59 per diluted share. The Company ceased manufacturing marine products in September 2004 and substantially completed the exit of the business in 2007.

Financial Position and Cash Flow

Net cash provided by operating activities from continuing operations was $380.4 million for the year-to-date period ended September 30, 2014, approximately flat with the net cash provided by operating activities from continuing operations for the first nine months of 2013 of $381.8 million. Higher net income for the 2014 year-to-date period was offset primarily by higher factory inventory to support the new manufacturing plant in Poland and increased demand for Polaris products, and timing of estimated income tax payments. Total debt, including capital lease obligations, at the end of the third quarter of 2014 was $228.0 million. The Company’s debt-to-total-capital ratio increased to 22 percent at September 30, 2014 compared to ten percent at September 30, 2013 due to the significant share repurchase transaction completed in November of 2013. Cash and cash equivalents were $169.0 million at September 30, 2014 compared to $387.8 million at September 30, 2013.

Conference Call and Webcast Presentation

Today at 8:00 AM central time Polaris Industries Inc. will host a conference call and webcast to discuss Polaris’ 2014 third quarter earnings results released this morning. The call will be hosted by Scott Wine, Chairman and CEO, Bennett Morgan, President and COO, and Mike Malone, Vice President―Finance and CFO. A slide presentation and link to the audio webcast will be posted on the Investor Relations page of the Polaris web site at www.polaris.com/irhome.

To listen to the conference call by phone, dial 877-706-7543 in the U.S. and Canada, or 973-200-3967 internationally. The Conference ID is # 24525990.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 855-859-2056 in the U.S. and Canada, or 404-537-3406 internationally.

About Polaris

Polaris is a recognized leader in the powersports industry with annual 2013 sales of $3.8 billion. Polaris designs, engineers, manufactures and markets innovative, high quality off-road vehicles, including all-terrain vehicles (ATVs) and the Polaris RANGER® and RZR® side-by-side vehicles, snowmobiles, motorcycles and on-road electric/hybrid powered vehicles.

Polaris is among the global sales leaders for both snowmobiles and off-road vehicles and has established a presence in the heavyweight cruiser and touring motorcycle market with the Victory, Indian Motorcycle and Slingshot brands. Additionally, Polaris continues to invest in the global on-road small electric/hybrid powered vehicle industry with Global Electric Motorcars (GEM), Goupil Industrie SA, Aixam Mega S.A.S., and internally developed vehicles. Polaris enhances the riding experience with a complete line of Polaris Engineered Parts, Accessories and Apparel, Klim branded apparel and ORV accessories under the Kolpin and Cycle Country brands.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII”, and the Company is included in the S&P Mid-Cap 400 stock price index.

Information about the complete line of Polaris products, apparel and vehicle accessories are available from authorized Polaris dealers or anytime at www.polaris.com.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2014 sales, shipments, net income, and net income per share are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations realignment initiatives, product offerings, promotional activities and pricing strategies by competitors; acquisition integration costs; warranty expenses; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Sales	$1,302,343	$1,102,649	$3,204,648	$2,693,358
Cost of sales	914,069	767,864	2,253,043	1,889,587
Gross profit	388,274	334,785	951,605	803,771
Operating expenses:
Selling and marketing	87,567	78,810	227,315	195,541
Research and development	38,586	37,010	111,083	103,064
General and administrative	56,596	49,343	150,830	129,597
Total operating expenses	182,749	165,163	489,228	428,202
Income from financial services	17,048	11,671	42,313	33,247
Operating income	222,573	181,293	504,690	408,816
Non-operating expense (income):
Interest expense	2,835	1,520	8,686	4,364
Equity in loss of other affiliates	1,036	631	2,899	1,629
Other expense (income), net	252	(2,576)	(3,736)	(6,274)
Income before income taxes	218,450	181,718	496,841	409,097
Provision for income taxes	77,624	64,797	178,209	136,708
Net income from continuing operations	140,826	116,921	318,632	272,389
Loss from discontinued operations, net of tax	—	(3,777)	—	(3,777)
Net income	$140,826	$113,144	$318,632	$268,612
Basic net income per share:
Continuing operations	$2.13	$1.69	$4.82	$3.95
Loss from discontinued operations	—	(0.05)	—	(0.05)
Basic net income per share	$2.13	$1.64	$4.82	$3.90
Diluted net income per share:
Continuing operations	$2.06	$1.64	$4.68	$3.84
Loss from discontinued operations	—	(0.05)	—	(0.05)
Diluted net income per share	$2.06	$1.59	$4.68	$3.79
Weighted average shares outstanding:
Basic	66,261	69,179	66,051	68,946
Diluted	68,328	71,186	68,125	70,901

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

Subject to Reclassification	September 30, 2014	September 30, 2013

Assets
Current Assets:
Cash and cash equivalents	$169,018	$387,804
Trade receivables, net	153,839	157,015
Inventories, net	582,193	460,592
Prepaid expenses and other	61,780	56,450
Income taxes receivable	20,423	15,657
Deferred tax assets	93,312	84,986
Total current assets	1,080,565	1,162,504
Property and equipment, net	538,031	420,328
Investment in finance affiliate	71,515	58,338
Investment in other affiliates	21,502	16,775
Deferred tax assets	25,096	33,500
Goodwill and other intangible assets, net	224,443	227,889
Other long-term assets	47,680	29,832
Total assets	$2,008,832	$1,949,166
Liabilities and Shareholders' Equity
Current Liabilities:
Current portion of capital lease obligations	$2,809	$3,318
Accounts payable	340,606	280,284
Accrued expenses:
Compensation	96,055	129,311
Warranties	51,394	48,102
Sales promotions and incentives	142,195	120,004
Dealer holdback	111,259	94,142
Other	77,765	87,810
Income taxes payable	3,219	43,765
Current liabilities of discontinued operations	—	10,000
Total current liabilities	825,302	816,736
Long term income taxes payable	12,928	14,443
Capital lease obligations	25,214	3,904
Long-term debt	200,000	100,000
Deferred tax liabilities	21,100	25,947
Other long-term liabilities	85,246	56,454
Total liabilities	$1,169,790	$1,017,484
Deferred compensation	16,340	—
Shareholders’ equity:
Total shareholders’ equity	822,702	931,682
Total liabilities and shareholders’ equity	$2,008,832	$1,949,166

Certain reclassifications of previously reported balance sheet amounts have been made to conform to the current year presentation

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

Subject to Reclassification	Nine months ended September 30,
	2014	2013
Operating Activities:
Net income	$318,632	$268,612
Loss from discontinued operations	—	3,777
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	91,041	64,364
Noncash compensation	47,207	46,304
Noncash income from financial services	(10,778)	(3,440)
Noncash loss from other affiliates	2,899	1,629
Deferred income taxes	(10,915)	(10,781)
Tax effect of share-based compensation exercises	(26,169)	(22,247)
Changes in operating assets and liabilities:
Trade receivables	30,479	(24,711)
Inventories	(168,727)	(94,110)
Accounts payable	102,216	94,097
Accrued expenses	139	20,671
Income taxes payable/receivable	11,110	62,332
Prepaid expenses and others, net	(6,699)	(24,690)
Cash provided by continuing operations	380,435	381,807
Cash used for discontinued operations	—	(642)
Net cash provided by operating activities	380,435	381,165
Investing Activities:
Purchase of property and equipment	(146,473)	(192,350)
Investment in finance affiliate, net	8,480	2,091
Investment in other affiliates	(8,316)	(6,063)
Acquisition of businesses, net of cash acquired	(17,199)	(134,817)
Net cash used for investing activities	(163,508)	(331,139)
Financing Activities:
Borrowings under debt arrangements	1,921,386	1,682
Repayments under debt arrangements and capital lease obligations	(2,003,422)	(2,780)
Repurchase and retirement of common shares	(3,970)	(31,907)
Cash dividends to shareholders	(95,004)	(86,482)
Proceeds from stock issuances under employee plans	22,970	17,834
Tax effect of proceeds from share-based compensation exercises	26,169	22,247
Net cash used for financing activities	(131,871)	(79,406)
Impact of currency exchange rates on cash balances	(8,286)	169
Net increase (decrease) in cash and cash equivalents	76,770	(29,211)
Cash and cash equivalents at beginning of period	92,248	417,015
Cash and cash equivalents at end of period	$169,018	$387,804

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500